Bond Labs NDS Division Generates 35% Revenue Increase in December

NDS Quarterly Revenue Increases 26% over Prior Year Period

January 13, 2011

OMAHA, Neb.--(BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:BNLB.ob - News) (Bond Labs), an innovative manufacturer of functional beverages and nutritional products, today announced revenue from continuing operations for its NDS Nutrition™ division increased in both the month and quarter ended December 31, 2010. December revenue for NDS increased 35%, from $498,814 to $674,721, over the same month in 2009. Compared to the same period in 2008, NDS revenue increased 86%, from $362,118. NDS expects total revenue of approximately $1.621 million for the three months ended December 31, 2010, a greater than 26% increase over revenue of $1.278 million for the comparable prior year period.

NDS continues to produce solid results in the ‘pre-workout’ category. Recent revenue growth has been driven by positive consumer response to the newly added Pump Fuel™ flavors and the new additions to NDS’ pre-workout line of products. Pump Fuel consistently maintains its rank among the top 3 pre-workout products sold in the franchise system of the nation's leading nutritional supplement retailer. Increasing the number of franchised locations carrying the Company's products is another factor in continuing sales growth.

“The Company’s focus on increasing distribution outlets for NDS Nutrition products while simultaneously reducing overall operating costs has positively impacted sales growth again this month,” stated Bond Laboratories CEO, John S. Wilson. “We remain focused on developing and marketing unique, high-quality formulations for health conscious consumers and serious athletes.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS' products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Fusion Premium Beverages manufactures functional beverages, including the highly successful hangover prevention drink Resurrection™. Bond Labs is headquartered in Omaha, Nebraska, and maintains its primary sales operations in Dallas, TX. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

410-833-0078

Source: Bond Laboratories, Inc.